Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD ANNOUNCES THIRD QUARTER RESULTS

MURRAY HILL, NJ — (October 22, 2013) — C. R. Bard, Inc. (NYSE: BCR) today reported 2013 third quarter financial results. Third quarter 2013 net sales were $758.0 million, an increase of 5 percent over the prior-year period on a reported basis. Excluding the impact of foreign exchange, third quarter 2013 net sales increased 4 percent over the prior-year period.

For the third quarter 2013, net sales in the U.S. were $500.3 million, an increase of 3 percent over the prior-year period. Net sales outside the U.S. were $257.7 million, an increase of 8 percent over the prior-year period on a reported basis. Excluding the impact of foreign exchange, third quarter 2013 net sales outside the U.S. increased 6 percent over the prior-year period.

For the third quarter 2013, net income was $93.2 million and diluted earnings per share were $1.15, a decrease of 28 percent and 23 percent, respectively, as compared to third quarter 2012 results. Adjusting for items that affect comparability of results between periods as detailed in the tables below, third quarter 2013 net income was $122.3 million and diluted earnings per share were $1.50, a decrease of 14 percent and 9 percent, respectively, as compared to third quarter 2012 results.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased with the results this quarter, exceeding expectations on both the top and bottom line. Consistent with our plan, we continue to focus on shifting the mix of the portfolio to faster revenue growth through targeted investments and acquisitions. Our business development activities, together with the results this quarter and other recent events, represent important steps in helping us improve the growth profile of the business going forward.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our June 30, 2013 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$758,000	$722,900	$2,258,200	$2,195,500
Costs and expenses
Cost of goods sold (1)	291,900	272,600	883,800	837,700
Marketing, selling and administrative expense	223,900	196,600	666,600	604,300
Research and development expense	99,400	52,200	224,800	150,500
Interest expense	11,200	9,700	33,700	28,900
Other (income) expense, net	12,600	13,600	338,600	19,000

Total costs and expenses	639,000	544,700	2,147,500	1,640,400

Income from operations before income taxes	119,000	178,200	110,700	555,100

Income tax provision	25,800	48,900	88,400	153,200

Net income	$93,200	$129,300	$22,300	$401,900

Basic earnings per share available to common shareholders	$1.17	$1.52	$0.28	$4.70

Diluted earnings per share available to common shareholders	$1.15	$1.50	$0.27	$4.64

Wt. avg. common shares outstanding - basic	78,500	83,400	79,900	83,800
Wt. avg. common and common equivalent shares outstanding - diluted	80,000	84,600	81,200	84,900

(1)	Includes $21.2 million and $20.4 million of amortization of intangibles for the quarters ended September 30, 2013 and 2012, respectively. Includes $64.2 million and $61.2 million of amortization of intangibles for the nine months ended September 30, 2013 and 2012, respectively.

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change	Constant Currency	2013	2012	Change	Constant Currency
Vascular	$209,900	$202,500	4%	2%	$625,300	$633,000	-1%	-2%
Urology	193,700	188,100	3%	3%	574,200	562,000	2%	2%
Oncology	215,500	203,900	6%	6%	636,700	601,900	6%	6%
Surgical Specialties	118,100	107,700	10%	9%	358,400	333,800	7%	7%
Other	20,800	20,700	—	1%	63,600	64,800	-2%	-2%

Net sales	$758,000	$722,900	5%		$2,258,200	$2,195,500	3%

Foreign exchange impact		3,000				3,300

Constant Currency	$758,000	$725,900		4%	$2,258,200	$2,198,800		3%

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended September 30, 2013
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$291.9	$223.9	$99.4	$12.6	$25.8	$93.2	$1.15
Items that affect comparability of results between periods:
Acquisition-related items	(0.2)	(3.4)	(29.9)	(0.2)	10.8	22.9
Asset impairment	—	—	(3.4)	—	1.2	2.2
Divestiture-related charges	—	—	—	(9.7)	3.5	6.2
Tax item	—	—	—	—	2.2	(2.2)

Total	(0.2)	(3.4)	(33.3)	(9.9)	17.7	29.1	0.36

Adjusted Basis	$291.7	$220.5	$66.1	$2.7	$43.5	$122.3	$1.50

	Quarter Ended September 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$272.6	$196.6	$52.2	$13.6	$48.9	$129.3	$1.50
Items that affect comparability of results between periods:
Acquisition-related items	—	(1.1)	(2.4)	(1.0)	0.4	4.1
Asset impairment	—	—	—	(13.2)	5.2	8.0

Total	—	(1.1)	(2.4)	(14.2)	5.6	12.1	0.14

Adjusted Basis	$272.6	$195.5	$49.8	$(0.6)	$54.5	$141.4	$1.64

	Nine Months Ended September 30, 2013
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$883.8	$666.6	$224.8	$338.6	$88.4	$22.3	$0.27
Items that affect comparability of results between periods:
Acquisition-related items	(0.6)	(4.4)	(31.2)	(0.1)	11.0	25.3
Asset impairments	(2.5)	—	(3.4)	(6.4)	2.8	9.5
Litigation charges, net	—	—	—	(318.2)	18.1	300.1
Divestiture-related charges	—	—	—	(9.7)	3.5	6.2
Restructuring	—	—	—	1.4	(0.4)	(1.0)
Tax item	—	—	—	—	2.2	(2.2)

Total	(3.1)	(4.4)	(34.6)	(333.0)	37.2	337.9	4.09

Adjusted Basis	$880.7	$662.2	$190.2	$5.6	$125.6	$360.2	$4.36

	Nine Months Ended September 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$837.7	$604.3	$150.5	$19.0	$153.2	$401.9	$4.64
Items that affect comparability of results between periods:
Acquisition-related items	(0.1)	(1.2)	(3.2)	(1.8)	0.6	5.7
Asset impairments	—	—	—	(22.2)	8.4	13.8
Restructuring	—	—	—	1.6	(0.5)	(1.1)
Tax item	—	—	—	—	(1.1)	1.1

Total	(0.1)	(1.2)	(3.2)	(22.4)	7.4	19.5	0.23

Adjusted Basis	$837.6	$603.1	$147.3	$(3.4)	$160.6	$421.4	$4.87

(1)	Total per share amounts do not add due to rounding.

Notes to Reconciliation of Earnings

•

For the third quarter 2013, the following items affected the comparability of results between periods: (i) charges of $33.7 million pre-tax for acquisition-related items including purchased research and development, transaction costs, purchase accounting adjustments and integration costs; (ii) a charge of $3.4 million pre-tax related to an asset impairment; (iii) charges of $9.7 million pre-tax for divestiture-related costs; and (iv) a decrease of $2.2 million in the income tax provision associated with the remeasurement of an uncertain tax position as a result of a legal settlement. The net effect of these items decreased net income by $29.1 million, or $0.36 diluted earnings per share available to common shareholders.

•

For the third quarter 2012, the following items affected the comparability of results between periods: (i) charges of $4.5 million pre-tax for acquisition-related items including purchased research and development, transaction costs, purchase accounting adjustments and integration costs; and (ii) a charge of $13.2 million pre-tax related to an asset impairment. The net effect of these items decreased net income by $12.1 million, or $0.14 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2013, the following items affected the comparability of results between periods: (i) charges of $36.3 million pre-tax for acquisition-related items including purchased research and development, transaction costs, purchase accounting adjustments and integration costs; (ii) charges of $12.3 million pre-tax related to asset impairments; (iii) charges of $318.2 million pre-tax related to estimated costs for product liability matters, net of recoveries, and other litigation matters; (iv) charges of $9.7 million pre-tax for divestiture-related costs; (v) a reversal of $1.4 million pre-tax of restructuring costs; and (vi) a decrease of $2.2 million in the income tax provision associated with the remeasurement of an uncertain tax position as a result of a legal settlement. The net effect of these items decreased net income by $337.9 million, or $4.09 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2012, the following items affected the comparability of results between periods: (i) charges of $6.3 million pre-tax for acquisition-related items including purchased research and development, transaction costs, purchase accounting adjustments and integration costs; (ii) charges of $22.2 million pre-tax related to asset impairments; (iii) a reversal of $1.6 million pre-tax of restructuring costs; and (iv) an increase of $1.1 million in the income tax provision due to the write-down of a tax receivable in a foreign jurisdiction. The net effect of these items decreased net income by $19.5 million, or $0.23 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding charges for acquisition-related items and asset impairments; (2) marketing, selling and administrative expense excluding charges for acquisition-related items; (3) research and development expense excluding charges for acquisition-related items and an asset impairment; (4) other (income) expense, net, excluding acquisition-related items, asset impairments, litigation charges, net, divestiture-related charges and reversals of restructuring costs; (5) income tax provision excluding a decrease associated with the remeasurement of an uncertain tax position as a result of a legal settlement, an increase due to the write-down of a tax receivable in a foreign jurisdiction, and the tax effect of the items set forth in (1) through (4) above; (6) net income excluding the items set forth in (1) through (5) above; and (7) diluted earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Earnings per Share Numerator: GAAP Basis - basic and diluted
Net income	$93,200	$129,300	$22,300	$401,900
Less: Income allocated to participating securities (1)	1,600	2,400	300	7,700

Net income available to common shareholders	$91,600	$126,900	$22,000	$394,200

Earnings per Share Numerator: Adjusted Basis - diluted
Net income	$122,300	$141,400	$360,200	$421,400
Less: Income allocated to participating securities (1)	2,100	2,500	6,500	8,000

Net income available to common shareholders	$120,200	$138,900	$353,700	$413,400

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	78,500	83,400	79,900	83,800
Wt. avg. common and common equivalent shares outstanding - diluted	80,000	84,600	81,200	84,900
Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$1.17	$1.52	$0.28	$4.70

Diluted earnings per share available to common shareholders	$1.15	$1.50	$0.27	$4.64

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.50	$1.64	$4.36	$4.87

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income less income allocated to participating securities.